SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

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Neogen Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Neogen Corporation (the Company), a Michigan corporation, will be held on October 13, 2005 at 10:00 a.m., local time, at the University Club of Michigan State University, 3435 Forest Road, Lansing, MI 48909, to consider and act upon the following matters:

I.	The election of three Class III directors to serve for three year terms.

II.	Such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on August 17, 2005 are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure representation at the meeting, all shareholders are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postpaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

Sincerely,

Thomas H. Reed
Secretary

Lansing, Michigan

September 12, 2005

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of Neogen Corporation (the Company) for use at the Annual Meeting of Shareholders to be held October 13, 2005, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the University Club of Michigan State University, 3435 Forest Road, Lansing, MI 48909. The Company’s telephone number is (517) 372-9200.

These proxy solicitation materials were mailed on or about September 14, 2005, together with the Company’s 2005 Annual Report to Shareholders, to all shareholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Company, before the meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Every shareholder voting at the Annual Meeting has one vote for each share on all matters. The Company’s By-Laws do not provide for cumulative voting in the election of directors. Shares represented by valid, executed and dated proxies in the enclosed form will be voted if received in time for the meeting in accordance with the instructions thereon. Unless your proxy is otherwise marked, it will be voted FOR management’s nominees for the Board of Directors.

A simple majority of the shares issued and outstanding as of August 17, 2005 (the Record Date) must be present or represented at the Annual Meeting to constitute a quorum. For election of directors, the three individuals receiving the most votes will be elected for the term indicated. Approval of any other item of business to be voted upon at the Annual Meeting will require the affirmative vote of a majority of the votes cast by the holders of common shares at the meeting and entitled to vote. Abstentions, withheld votes and broker nonvotes will not be deemed votes cast in determining approval of any proposal, but will be counted in determining the number of common shares present or represented by proxy in determining whether a quorum is present.

The cost of soliciting proxies will be borne by the Company. The Company has retained the services of American Stock Transfer & Trust to aid in the solicitation of proxies. The Company estimates that the cost of soliciting proxies will be less than $2,000 including out-of-pocket expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, e-mail, facsimile or letter.

Record Date and Principal Share Ownership

Shareholders of record at the close of business on August 17, 2005 are entitled to notice of and to vote at the meeting. At the Record Date, 8,218,046 shares of the Company’s Common Stock were issued and outstanding. At the Record Date, the following was known by the Company to be a beneficial owner of at least 5% of the Company’s Common Stock.

Name and Address	Number of Shares	Percent of Total
James L. Herbert (1) Neogen Corporation 620 Lesher Place Lansing, MI 48912	676,652	8.0%

(1)	Includes 243,486 shares of Common Stock which Mr. Herbert has the right to acquire by exercise of options within 60 days of August 17, 2005.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders which are intended to be presented by such shareholders at the Company’s next Annual Meeting of Shareholders must be received by the Company no later than May 9, 2006 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its directors, officers and employees. The Company has made a copy of this Code of Conduct available on its Website at, http://www.neogen.com/pdf/Code_of_Conduct.pdf

PROPOSALS FOR SHAREHOLDER ACTION

I. ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board of Directors currently is comprised of nine directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees for director are currently directors of the Company. If any nominee becomes unavailable for any reason it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by vote of a majority of the directors then in office for a term expiring at the next annual meeting of shareholders.

Nominees	Expiration of Proposed Term
Class III:
James L. Herbert	2008
G. Bruce Papesh	2008
Thomas H. Reed	2008

Directors Continuing in Office	Expiration of Term
Class I:
Lon M. Bohannon	2006
Herbert D. Doan	2006
Gordon E. Guyer, Ph.D.	2006

Class II:
Jack C. Parnell	2007
Robert M. Book	2007
Leonard E. Heller, Ph.D.	2007

Name of Director	Age	Position	Director Since
Jack C. Parnell (1)	70	Chairman of the Company, Director	1993

Thomas H. Reed (1)(3)	60	Secretary of the Company, Director	1995

James L. Herbert	65	President and CEO of the Company, Director	1982

Lon M. Bohannon	52	Vice President and COO of the Company, Director	1996

Robert M. Book (1)(3)	75	Director	1990

Herbert D. Doan (1)(2)(4)	82	Director	1982

Gordon E. Guyer, Ph.D. (3)(4)	79	Director	1990

Leonard E. Heller, Ph.D. (2)	60	Director	1992

G. Bruce Papesh (2)(4)	58	Director	1993

(1)	Member, Compensation Committee
(2)	Member, Stock Option Committee
(3)	Member, Audit Committee
(4)	Member of Nominating Committee

The following is a brief summary of the business experience, for at least the past five years, for each of the nominees for and current members of the Board of Directors.

Nominees for the Board of Directors:

James L. Herbert has been President, Chief Executive Officer, and a director of the Company since he joined Neogen in June 1982. He was Chairman of the Board from October 1999 to October 2001. He previously held the position of Corporate Vice President of DeKalb Ag Research, a major agricultural genetics and energy company. He has management experience in animal biologics, specialized chemical research, medical instruments, aquaculture, animal nutrition, and poultry and livestock breeding and production.

G. Bruce Papesh was elected to the Board of Directors in October 1993 and was Secretary from October 1994 to October 1999. Since 1987, Mr. Papesh has served as President of Dart, Papesh & Company Inc., member SIPC and NASD, an investment consulting and financial services firm. Mr. Papesh also served on the Board of Directors of Immucor, Inc., a publicly traded immunodiagnostics company that manufactures and markets products for the human clinical blood bank industry, until October 1, 2001.

Thomas H. Reed was elected to the Board of Directors in October 1995 and was elected Secretary in October 1999. Mr. Reed is Special Assistant to the President of Packerland Packing Company. Prior to assuming that position, he served as Vice President of Michigan Livestock Exchange Marketing, a division of Southern States Cooperative, Inc. and prior to that as President and Chief Executive Officer of the Michigan Livestock Exchange. Mr. Reed is a former member of the Board of Directors of the National Livestock Producers Association and is a former chairman of the Michigan State University Board of Trustees.

The Board of Directors recommends a vote FOR the above nominees.

Other current members of the Board of Directors:

Jack C. Parnell was elected to the Board of Directors in October 1993 and as Chairman of the Board in October, 2001. Since 1991, he has held the position of Governmental Relations Advisor with the law firm of Kahn, Soares and Conway. In 1989, Mr. Parnell was appointed by President George H. Bush to serve as Deputy Secretary of the U.S. Department of Agriculture. From 1983 to 1989, he served in three different senior governmental positions for the State of California, including Secretary of the California Department of Food and Agriculture from 1987 to 1989. The firm of Kahn, Soares and Conway currently acts as the Company’s government relations advisor.

Lon M. Bohannon was elected to the Board of Directors in October 1996. Mr. Bohannon joined Neogen in October 1985 as Vice President of Finance, was promoted to Vice President—Administration and Chief Financial Officer in November 1994 and was named Chief Operating Officer in 1999. He is responsible for all areas of the Company’s operations except accounting, finance, human resources and investor relations. A CPA, Mr. Bohannon served as Administrative Controller for Federal Forge, Inc., a metal forging and stamping firm, from March 1980 until October 1985, and was associated with the public accounting firm of Ernst & Young from June 1975 to March 1980.

Robert M. Book was elected to the Board of Directors in November 1990. Since January 1993, Mr. Book has served as President of AgriVista, Inc., a company that provides agricultural consulting and marketing services. He served as President of the Indiana Institute of Agriculture, Food and Nutrition, from 1983 through 1992. He was formerly Group Vice President of Agriculture Marketing for Elanco Products Company, a division of Eli Lilly & Co.

Herbert D. Doan has been a director of the Company since September 1982. He was the Company’s Chairman of the Board from October 1984 to October 1999. Mr. Doan has served as President of the Herbert H. and Grace A. Dow Foundation from February 1996 to June 2000 and currently serves as Chairman of that foundation. Mr. Doan is Chairman of the Michigan Molecular Institute, a position he has held since 1964. He was formerly President and Chief Executive Officer of Dow Chemical Company. He has been active as an independent venture capitalist for over fifteen years.

Dr. Gordon E. Guyer joined the Board of Directors in January 1990. Dr. Guyer retired in 1996 as Director of the Michigan Department of Agriculture, a position he held since 1993. Dr. Guyer served as interim President of Michigan State University from 1991 to 1993 and was Vice President of Governmental Affairs for the University from 1988 until 1991. From 1986 to 1988, he was Director of the Department of Natural Resources for the State of Michigan.

Dr. Leonard E. Heller was elected to the Board of Directors in October 1992. He is a professor at the University of Kentucky and Chairman of the Board of Managers for the Bluegrass Angel Venture Fund. Dr. Heller formerly was Secretary for the Cabinet of Human Resources in Kentucky, Chairman of the Governor’s Task Force on Health Reform and consultant on health policy and pharmaceutical distribution issues.

Named Executive Officers:

Edward L. Bradley, age 45, joined Neogen in February 1995 as Vice President of Sales and Marketing for AMPCOR Diagnostics, Inc. In June 1996, he was made a Vice President of Neogen Corporation. Currently, Mr. Bradley is responsible for all sales and marketing activities focused on food safety products on a worldwide basis. From 1988 to 1995, Mr. Bradley served in several sales and marketing capacities for Mallinckrodt Animal Health, including the position of National Sales Manager responsible for 40 employees in its Food Animal Products Division. Prior to joining Mallinckrodt, he held several sales and marketing positions for Stauffer Chemical Company.

Richard R. Current, age 61, joined the Company in November 1999 as Vice President and Chief Financial Officer. Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of the Shane Group, Inc., a privately held company from 1991 to 1994. Mr. Current was associated with the public accounting firm of Ernst & Young for 24 years and served as Managing Partner of the Lansing, Michigan office from 1986 to 1991.

Terri A. Morrical, age 40, joined Neogen Corporation on September 1, 1992 as part of the Company’s acquisition of WTT, Incorporated. She currently serves as Vice President and General Manager of the Company’s Lexington division and is responsible for all sales pertaining to animal safety. From 1986 to 1991, she was Controller for Freeze Point Cold Storage Systems and concurrently served in the same capacity for Powercore, Inc. In 1990, she joined WTT, Incorporated as Vice President and Chief Financial Officer and then became President, the position she held at the time Neogen acquired the business.

Security Ownership of Management

The following table sets forth the beneficial ownership of Common Stock of the Company as of August 17, 2005 for each current director, each nominee, each executive officer and for all current directors and executive officers as a group:

Name	Number of Shares	Percent of Total
Jack C. Parnell (1)	15,378	*
Thomas H. Reed (1)	17,414	*
James L. Herbert (1)	676,652	8.0%
Lon M. Bohannon (1)	222,625	2.7%
Robert M. Book (1)	13,282	*
Herbert D. Doan (1)	400,274	4.9%
Gordon E. Guyer, Ph.D. (1)	14,979	*
Leonard E. Heller, Ph.D. (1)	54,705	*
G. Bruce Papesh (1)(2)	23,748	*
Edward L. Bradley (1)	82,763	1.0%
Richard R. Current (1)	53,577	*
Terri A. Morrical (1)	70,591	*
Kenneth V. Kodilla (1)	750	*
Joseph M. Madden (1)	17,528	*
Anthony E. Maltese (1)	26,998	*
Mark A. Mozola (1)	9,382	*
Paul S. Satoh (1)	16,190	*
All current directors and executive officers as a group (17 persons) (1)	1,716,836	19.6%

*	Less than 1%
(1)	Includes the following shares of Common Stock which current directors and executive officers have the right to acquire by exercise of options within 60 days of August 17, 2005: Mr. Parnell—2,298 shares; Mr. Reed—6,664 shares; Mr. Herbert—243,486 shares; Mr. Bohannon—74,878 shares; Mr. Book—5,832 shares; Mr. Doan—9,165 shares; Dr. Guyer—9,998 shares; Dr. Heller—14,998 shares; Mr. Papesh—7,499 shares; Mr. Bradley—40,378 shares; Mr. Current—27,944 shares; Ms. Morrical—39,563 shares; Mr. Kodilla—750 shares; Dr. Madden—9,000 shares; Mr. Maltese—24,998 shares; Dr. Mozola—9,000 shares; Dr. Satoh—6,296 shares; all current directors and executive officers as a group—532,747 shares.
(2)	Includes 16,249 shares over which Mr. Papesh is considered to have investment power.

Board Meetings and Committees

The Board of Directors of the Company held 7 meetings during the fiscal year ended May 31, 2005. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of which he was a member held during the period he served on the Board or committee. All Directors, with the exception of Dr. Heller, attended the 2004 Annual Meeting of Shareholders.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee. The Audit Committee, which met four times in fiscal year ended May 31, 2005, has responsibilities summarized in the Audit Committee Report on page 13 of this Proxy Statement. The Compensation Committee, which met twice during fiscal year ended May 31, 2005, has responsibility for reviewing and approving the Company’s executive compensation policies and makes recommendations concerning the Company’s employee benefit programs. The Stock Option Committee administers the Company’s Stock Option Plan. This committee held two meetings during fiscal year ended May 31, 2005.

Each member of each committee is considered to be independent.

The Nominating Committee has responsibility for recommending candidates for election to the Board of Directors. In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Committee considers the Nominating Committee Charter, see http://www.neogen.com/pdf/NomCommitteeCharter.pdf and the following criteria, among others, (1) High professionalism, ethics and values (2) relevant management or industry experience, and (3) commitment to enhancing shareholder values. The Committee will periodically assess the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Committee from current board members, shareholders, corporate officers or other sources. The Committee reviews all candidates in the same manner regardless of the source of the recommendation and will consider nominees recommended by shareholders provided such recommendations are in writing and received by the Company no later than May 9, 2006. Recommendations should be addressed to: Corporate Secretary, Neogen Corporation Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, MI 48912.

Communication with the Board of Directors

Shareholders may communicate with the Board of Directors of Neogen Corporation, including the Non-Management Directors, by sending an e-mail to bod@neogen.com or by sending a letter to Corporate Secretary, Neogen Corporation Board of Directors, c/o Corporate Secretary, Neogen Corporation, 620 Lesher Place, Lansing, MI 48912. The Corporate Secretary has authority to disregard any inappropriate communication or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Audit Committee Financial Expert

The Board of Directors has determined that all Audit Committee Members are financially literate. The Board has also determined that Thomas H. Reed qualifies as an “Audit Committee Financial Expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Executive Compensation

The following table sets forth information regarding compensation paid or accrued by the Company during each of the last three years ended May 31, 2005 for the Company’s chief executive officer and the four other most highly compensated executive officers of the Company receiving annual cash compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Options Awarded	All Other Compensation (2)(3)
James L. Herbert, President, Chief Executive Officer	2005 2004 2003	$260,000 250,000 244,790	$125,000 125,000 110,000	5,000 75,000 81,250	$6,280 7,187 5,900

Lon M. Bohannon, Vice President, Chief Operating Officer	2005 2004 2003	$156,000 145,000 141,783	$50,000 47,000 35,000	22,000 42,500 40,000	$6,283 7,872 9,226

Richard R. Current, Vice President, Chief Financial Officer	2005 2004 2003	$139,000 135,000 127,341	$21,400 16,000 10,000	13,000 23,750 23,750	$6,496 6,196 9,014

Edward L. Bradley, Vice President	2005 2004 2003	$115,000 111,000 104,123	$20,000 35,000 20,000	12,000 22,500 22,500	$3,723 5,896 8,837

Terri A. Morrical, Vice President	2005 2004 2003	$115,000 110,000 106,683	$11,550 15,000 20,000	12,000 22,500 22,500	$4,622 5,000 9,043

(1)	Includes amounts contributed to the Company’s 401(k) Retirement Savings Plan and Employee Stock Purchase Plan by the named executive officer.
(2)	Consists of matching contributions paid to the Company’s 401(k) Retirement Savings Plan and Employee Stock Purchase Plan on behalf of the named executive officer.
(3)	Under terms of a deferred compensation agreement, the current value ($587,000 at May 31, 2005) of an annuity owned by the Company is payable to Mr. Herbert or his estate upon death, retirement or termination of employment.

The following table contains information concerning the grant of options under the Company’s Stock Option Plan to the named executive officers of the Company during the year ended May 31, 2005. No stock appreciation rights (SARs) were granted during such period.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation at End of Option Term
Name	Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
						5%	10%
James L. Herbert	1,000	(1)	1%	$20.45	12/21/09	$5,650	$12,485
	4,000	(2)	2%	20.45	12/21/14	54,444	130,368
Lon M. Bohannon	4,400	(1)	2%	20.45	12/21/09	24,860	54,934
	17,600	(2)	9%	20.45	12/21/14	226,352	573,620
Richard R. Current	3,959	(1)	2%	20.45	12/21/09	22,368	49,428
	9,041	(2)	5%	20.45	12/21/14	116,275	294,665
Edward L. Bradley	3,945	(1)	2%	20.45	12/21/09	22,289	49,253
	8,055	(2)	4%	20.45	12/21/14	103,595	262,529
Terri A. Morrical	3,944	(1)	2%	20.45	12/21/09	22,283	49,241
	8,056	(2)	4%	20.45	12/21/14	103,607	262,561

(1)	Options were granted at fair market value and vest over five years in equal annual installments commencing with the first anniversary of the grant date.
(2)	Options were granted at fair market value and vest over three years in equal annual installments commencing with the first anniversary of the grant date.
(3)	The assumed annual rates of stock appreciation of 5% and 10% would result in the price of the Company’s stock increasing to $33.31 and $53.04, respectively in ten years.

The following table sets forth information for the named executive officers with respect to the value of options exercised during the year ended May 31, 2005 and the value of outstanding and unexercised options held as of May 31, 2005, based upon the market value of the Company’s Common Stock of $14.48 per share on that date. There were no SARs outstanding or exercised as of or for the year ended May 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Shares Acquired On Exercise	Value Realized (1)	Number of Unexercised Options at May 31, 2005		Value of Unexercised In-The-Money Options at May 31, 2005 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James L. Herbert	30,549	$412,300	64,279	159,844	$340,283	$956,279
Lon M. Bohannon	13,000	147,800	40,343	41,658	208,158	207,107
Richard R. Current	5,000	80,995	26,498	12,750	135,551	74,440
Edward L. Bradley	3,750	50,550	24,399	23,101	125,727	98,423
Terri A. Morrical	3,750	50,550	25,751	25,498	132,055	127,641

(1)	Represents the difference between the market price of the Common Stock and the exercise price of the options on the date of exercise multiplied by the number of shares acquired upon exercise.
(2)	Represents the difference between the closing market price of Common Stock at May 31, 2005 of $14.48 per share and the exercise price per share of in-the-money options multiplied by the number of shares which could be acquired upon the exercise of all in-the-money options.

Compensation of Directors

The Company does not pay director’s fees to any director for attendance at meetings of the Board or standing committees. All non-employee directors are granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board of Directors and non-qualified options to purchase 2,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board of Directors. The options expire ten years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. All directors are eligible to receive reimbursement for all ordinary travel expenses related to attendance at Board or committee meetings.

COMPENSATION AND STOCK OPTION COMMITTEES’ REPORT ON EXECUTIVE COMPENSATION

General. The Compensation Committee’s overall compensation policy applicable to the Company’s executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentives to achieve Company goals and increase shareholder value. The Compensation Committee implements this policy through establishing salaries and bonuses. The Compensation Committee’s current policy does not provide significant pension or other retirement benefits for the Company’s employees.

Salaries. The Compensation Committee’s policy is to provide salaries that are generally similar to those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through discussions with candidates for such positions, Company research and independent surveys concerning the salaries paid by similar companies.

Performance Bonuses. The payment of bonuses to executive officers is directly related to their achievement of corporate and individual performance goals established at the beginning of the year. The amount of the bonus paid, if any, varies among the executive officers depending on their success in achieving individual performance goals and on their contribution to the achievement of corporate performance goals.

Stock Options. Stock options are awarded by the Stock Option Committee of the Board of Directors. The Stock Option Committee’s policy is to award stock options to the Company’s officers in amounts reflecting the participant’s position and ability to influence the Company’s overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of shareholders of the Company and to attract and retain qualified employees. The Stock Option Committee’s policy has been to grant options with terms of five to ten years to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. As a result, such options will only have value if the price of the underlying shares increases.

Fiscal 2005 Compensation Decisions Regarding James Herbert. The compensation of James L. Herbert, President and Chief Executive Officer, is recommended by the Compensation Committee to the Board of Directors based on the Committee’s knowledge of the level necessary to enable the Company to remain competitive and retain top management.

In addition, Mr. Herbert’s compensation is based on the Committee’s subjective assessment of his progress toward achieving Company goals and objectives pertaining to the development and marketing of products dedicated to food and animal safety. Particular consideration is given to progress toward enhancing long-term shareholder value that includes overall growth in sales and operating and net income for the Company’s most recent fiscal year.

Incentive compensation payments to Mr. Herbert are made partially in the form of cash intended to reward Mr. Herbert for achievement of individual and corporate objectives, partially in the form of stock options, intended to provide Mr. Herbert with increased incentive to focus on long-term performance growth of the Company that will enhance shareholder value, and partially in the form of contributions to an annuity owned by the Company and payable to Mr. Herbert or his estate upon death, retirement or termination of employment.

Mr. Herbert did not participate in the approval of his own compensation, but did participate in discussion of the Company’s performance for fiscal 2005 and the determination of bonuses for other executive officers of the Company.

By the Compensation Committee

Herbert D. Doan (Chairman) Jack C. Parnell Robert M. Book

By the Stock Option Committee

Herbert D. Doan (Chairman) Leonard E. Heller G. Bruce Papesh

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial matters. The Board of Directors has adopted and approved a charter for the Audit Committee. Under the charter, the duties and responsibilities of the Audit Committee include:

1.	Directly appoint, retain, determine compensation of, evaluate and terminate the Company’s Independent Auditors.

2.	Oversight of the Company’s Independent Auditors.

3.	Review and discussion of the Company’s financial controls, accounting policies and annual financial statements.

4.	Compliance and regulatory oversight responsibilities including related party transactions and the Company’s compliance system.

At the Board of Directors meeting on October 14, 2004, Mr. Thomas H. Reed, Mr. Robert M. Book and Dr. Gordon E. Guyer were reappointed as committee members. Mr. Reed was appointed as Audit Committee chairman.

Following is the report of the Audit Committee:

The Audit Committee selected Ernst & Young (E&Y) as the Company’s independent auditors for the year ended May 31, 2005. The Audit Committee discussed with E&Y its independence from the Company and management, including the matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Additionally, consideration was given to whether non-audit services provided by E&Y were compatible with maintaining the auditors’ independence.

Without management present the Audit Committee met separately with E&Y to review the results of the audit, its evaluation of the Company’s internal controls and the quality of the Company’s accounting and financial reporting. The Committee reviewed and discussed the Company’s audited financial statements with management and E&Y. Management and E&Y represented that the Company’s audited financial statements were fairly stated in accordance with generally accepted accounting principles. Additionally, the matters covered by Statement on Auditing Standards No. 61 (Communications with Audit Committees) were discussed with E&Y.

Following these actions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2005 for filing with the United States Securities and Exchange Commission.

By the Audit Committee

Thomas H. Reed (Chairman) Dr. Gordon E. Guyer Robert M. Book

Stock Performance Graph

The following line graph compares for the fiscal years ended May 31, 2001, 2002, 2003, 2004 and 2005: (i) the yearly cumulative total shareholder return on the Company’s common stock with (ii) the cumulative total return of the NASDAQ Non Financial Index and with (iii) a Peer Group Index. The Peer Group consists of Strategic Diagnostics Corporation, Idexx Laboratories, Inc., Meridian Biosciences Inc., ImmuCell Corporation, and Embrex, Inc.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the two fiscal years ended May 31, 2005 except for one Form 4 each for Mr. Anthony Maltese and Dr. Leonard Heller that was filed late. As of the date hereof the Company is not aware of other failures to file a required report or to file such report on a timely basis.

OTHER MATTERS

Independent Registered Public Accounting Firm

Ernst & Young LLP (E&Y) has been Neogen Company’s independent registered public accounting firm since 2003. There were no disagreements or reportable events with E&Y following its appointment.

E&Y has reported on the consolidated financial statements included in the Annual Report of the Company that accompanies this proxy statement. The Company’s independent registered public accounting firm is appointed by the Audit Committee of the Board of Directors. Representatives of E&Y are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have an opportunity to make a statement at the meeting if they so desire.

Fees for Audit and Other Services

During the years ended May 31, 2005 and 2004, E&Y billed Neogen for its services as follows:

Audit Fees: Fees for audit services totaled $220,000 in 2005 and $111,000 in 2004, including fees incurred for the annual audit of Company’s consolidated financial statements, internal control over financial reporting, interim reviews of the Company’s quarterly financial information and consultations concerning accounting matters associated with the annual audit.

Audit Related Fees: Fees for audit-related services totaled $2,000 in 2005 and $29,000 in 2004. Audit-related fees consist of fees for services associated with accounting consultations that are not related to the annual audit.

Tax Fees: No fees associated with tax matters were incurred with the principal auditing firm in 2005 or 2004.

All Other Fees: There were no other fees incurred with the principal auditing firm in 2005 or 2004.

Other Proposals

Neither the Company nor its Board of Directors intends to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting, and they have no present knowledge that any other matters will be presented for action at the Meeting by others. However, if any other matters properly come before such Meeting, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgement.

PROXY

NEOGEN CORPORATION

Annual Meeting of Shareholders—October 13, 2005

The undersigned hereby appoints Thomas H. Reed and James L. Herbert, and each of them with full power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the annual meeting of shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

NEOGEN CORPORATION

October 13, 2005

Please Detach and Mail in Envelope Provided

☒	Please mark your vote as in this example.

		FOR	WITHHELD
I.	ELECTION OF DIRECTORS	☐	☐	Nominees: James L. Herbert G. Bruce Papesh Thomas H. Reed

To withhold authority to vote for any individual nominee(s) write his or their names in the following space:

SIGNATURE(S)	TITLE

DATE , 2005

NOTE:	Please sign exactly as your name appears on this proxy. If signed for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.